EXHIBIT 99.1
Penwest Announces Results of Phase IIa Clinical Study of Nalbuphine ER
Company Intends to Advance Nalbuphine ER Into Phase IIb
DANBURY, Conn., Feb. 4, 2008 (PRIME NEWSWIRE) — Penwest Pharmaceuticals Co. (Nasdaq:PPCO) today reported results from the Company’s Phase IIa clinical trial evaluating nalbuphine hydrochloride extended release tablets (nalbuphine ER), a product Penwest is developing for the treatment of moderate chronic pain. The Company has concluded that the results of this study showed efficacy sufficient to support its continued development of the drug, and it plans to conduct a Phase IIb trial commencing in the second half of this year.
This was Penwest’s first clinical trial of nalbuphine ER in a chronic pain population. The Company designed the trial with multiple endpoints related to clinical pain relief in an effort to understand the activity of the drug and provide the basis for designing the Phase IIb study. The primary endpoint of the study was the Sum of Pain Intensity Differences between baseline and day 21. Nalbuphine ER did not meet this endpoint, which the Company believes was primarily due to patient dropouts in the first week of dosing. The drug did, however, achieve a number of the secondary endpoints in the trial leading the Company to conclude that proof of concept had been established for the drug. For instance, nalbuphine ER demonstrated statistical significance in the intent-to-treat population when compared to placebo, as measured by the Global Assessment of Pain Control (p=0.006) and by the Integrated Assessment of Pain Intensity and Rescue Medication Use (p=0.009).
No drug related serious adverse events were reported during the trial. Twenty four percent of the nalbuphine ER patients reported no side effects, 66% reported side effects that were characterized as mild or moderate in severity, and 10% reported severe side effects.
Jennifer L. Good, Penwest’s President and CEO, said, “Nalbuphine ER is our lead product candidate, and in establishing the proof of concept in chronic pain, we have reached an important milestone for this program. Our development team will continue to evaluate the data generated from this trial and use it in designing our planned Phase IIb study. We are also initiating partnering discussions for nalbuphine ER in Europe, and at this point in time plan to retain the U.S. rights for Penwest.”
The goal of the Phase IIb trial will be to demonstrate statistically significant analgesic efficacy of the drug versus placebo using an accepted clinical endpoint, characterize a clinically meaningful titration regimen, and demonstrate that the analgesic efficacy is sustained over the twelve hour dosing interval. The Company believes this trial will take approximately one year to complete.
The Phase IIa trial was a randomized, double-blind, placebo controlled design, with a forced weekly dose escalation. The main objective of this trial was to evaluate the analgesic efficacy of nalbuphine ER in a patient population experiencing chronic pain. There were 138 patients with chronic pain secondary to osteoarthritis of the knee or hip in the intent-to-treat population of this trial. Patients enrolled in the trial were given the lowest dose of the drug for week one, increased to a mid-dose level for week two, and increased to the highest dose studied for week three. The study group included a 2-to-1 randomization of patients on drug versus placebo.
Nalbuphine ER, designed to be taken as a twice-daily tablet, is formulated using Penwest’s TIMERx(r) drug delivery technology. Penwest previously conducted multiple Phase I studies on nalbuphine ER to establish the pharmacokinetic profile and generate safety data. The Company has also conducted a Phase IIa study of nalbuphine ER for an acute pain model in which a single dose of nalbuphine ER reduced mean pain intensity in a dose-dependent manner over a 12-hour study period when compared to placebo. Nalbuphine is currently available only as an injection medication.
Ms. Good, Dr. Thomas Sciascia, Penwest’s Chief Medical Officer, and Paul Hayes, the Company’s Vice President of Strategic Marketing, will conduct a conference call at 11:00 a.m. EST today to discuss the results of the nalbuphine ER Phase IIa study and the market opportunity. The dial-in numbers for the call are:

Domestic Telephone Number:	877-852-5337
International Telephone Number:	706-679-2324
The Conference ID is “Penwest.”	33877837

The conference call will be accessible live and as a replay on the Investor Relations section of the Penwest website at http://www.penwest.com.
About Penwest Pharmaceuticals
Penwest is a drug development company dedicated to bringing to the marketplace innovative products that help improve the lives of patients. The Company’s goal is to identify, develop and commercialize prescription products that address unmet medical needs, primarily for diseases of the nervous system. Penwest is currently applying its drug delivery and drug development expertise to a pipeline of potential products that are in various stages of development and that it intends to commercialize independently or through third party alliances.
Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER and our reliance on Endo for the commercial success of Opana ER, regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials, such as the planned Phase IIb trial of nalbuphine ER referred to above; whether the results of clinical trials such as the results of the trial referred to above will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by Penwest will protect the Company’s products and technology and prevent others from infringing it; actual and potential competition; the need for capital; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2007, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statement made. Penwest disclaims any intention or obligation to update any forward-looking statements. TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

CONTACT:	Penwest
Investors:
Ben Palleiko/Diane D’Alessandro
(203) 796-3700
(877) 736-9378

Kekst and Company
Media:
Caroline Gentile
(212) 521-4800